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                                                                    EXHIBIT 23.2

                [CHAPMAN PETROLEUM ENGINEERING LTD. LETTERHEAD]


March 14, 2001

Neutrino Resources Inc.
1400, 300--5th Avenue Sw
Calgary, Alberta
T2P 3C4


Dear Sir:

Re: Neutrino Resources Inc. (the "Company")
    Consent Letter

We hereby consent to the use of and reference to our name and material from our report entitled "Neutrino Resources Inc., Reserve and Economic Evaluation Constant Price/No Cost Escalation Case, dated January 16, 2001 and any other associated reports in the Company's annual report and in any required filings with the Securities Exchange Commission (SEC) or any other securities regulatory bodies.



Yours very truly,

Chapman Petroleum Engineering Ltd.

/s/ C.W. CHAPMAN
--------------------------
C.W. Chapman P. Eng
President